Exhibit 99

FOR IMMEDIATE RELEASE

Contact:                   Michael Trevino
(847) 402-5600

Allstate Names New President to Financial Services Unit

Northbrook, Ill., Dec. 20, 2006 — The Allstate Corporation announced today that James E. Hohmann, 50, has been named president and chief executive officer of Allstate Financial effective Jan. 1, 2007. Allstate Financial is a leading provider of life insurance, retirement and investment products to individual and institutional customers.  Hohmann takes over from Casey Sylla, 63, who has announced his intention to retire after a 35-year career in financial services — including more than 10 years of distinguished service at Allstate.

“We are thrilled to have a person of Jim’s experience and credentials leading Allstate Financial and look forward to him continuing the strong momentum Casey and his team have generated,” said Thomas J. Wilson, president and incoming chief executive officer, The Allstate Corporation.

“We found a superb leader in Jim. He has spent almost his entire career in the life insurance and retirement savings business and brings proven leadership capabilities and exceptionally strong technical skills to our business. He is going to be a great member of our leadership team as we continue to grow and strengthen Allstate.”

“This is a wonderful opportunity and a great time to be joining Allstate Financial. We have a talented team in place that has made the company leaders in life insurance and fixed annuities with one of the largest distribution systems in financial services. I am looking forward to further strengthening those market positions while focusing on profitably growing the business and improving returns. And I am enthusiastic about leading that effort and delivering on the strategy Casey and Tom put into motion,” said Hohmann.

“Allstate Financial is a key part of the company’s overall strategy of designing and distributing products that meet the needs of America’s middle-income consumer and I am committed to aggressively working to deliver on that mission.”

Hohmann will become a member of Allstate’s senior management team and will report to Wilson. Sylla, who came to Allstate as chief investment officer in 1995 and then moved to serve as acting chief financial officer and finally chairman and president of Allstate Financial, will remain with Allstate Financial to ensure a smooth and orderly transition to Hohmann until his retirement in early 2007.

Hohmann comes to Allstate from Conseco, Inc. in Carmel, Ind. where he was president and chief operating officer. Prior to Conseco, he was president and chief operating officer at XL Life and Annuity, a unit of XL Capital. Previously, he served in roles of increasing responsibility at Kemper Zurich Life culminating in the role of president of financial institutions. Hohmann’s early career included serving as managing partner of the life insurance practice for Tillinghast, Towers Perrin in Chicago and work as a consultant at KPMG Peat Marwick in their Chicago office. He holds a Bachelor of Arts degree in mathematics from Northwestern University, an MBA from University of Chicago and is a fellow of the Society of Actuaries.

Now celebrating the 75th anniversary of the founding of Allstate Insurance Company, The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,100 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

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